ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement"), dated October 4, 1996, is entered into by and among Smithway Motor Xpress, Inc., an Iowa corporation ("Smithway"); with respect to Section 7.5 only, Smithway Motor Xpress Corp., a Nevada corporation; and Marquardt Transportation, Inc., a South Dakota corporation ("Seller"); and with respect to Sections 4.3, 5.1, 5.5, 6.1, and 7.1 only, Ralph and Lucille Marquardt, individual residents of Yankton, South Dakota and Seller's sole Shareholders (together, the "Shareholders").

                                    RECITALS

        1.        Shareholders  and  Seller  desire  to convey  the  Transferred
                  Assets to Smithway and Smithway desires to acquire the Transferred Assets and assume certain obligations of Seller.

        2. The parties propose to reduce to written form their agreement as to the terms and conditions which shall govern the transaction contemplated herein.


         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, and warranties herein contained, and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1
                                   Definitions

         In addition to the capitalized terms defined elsewhere herein, the following terms, when capitalized, shall have the meanings ascribed to them below:

        1.1       "Adjustment   Amount"  means  the  dollar  amount  to  reflect
                  deficiencies in the condition of assets subject to Inspection.

        1.2 "Assigned Leases" means the leases relating to the Leased Tractors and Leased Trailers assigned to and assumed by Smithway under Section 2.2 hereof.

        1.3 "Assigned Equipment Financing" means the lending documents relating to the Tractors and Trailers assigned to and assumed by Smithway under Section 2.2 hereof.

        1.4 "Benefit Plans" means all contracts, plans, arrangements, policies, and understandings providing for any compensation or benefit other than base wages or salaries that are maintained by Seller or affect its employees or independent

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                  contractors,  regardless  of whether  defined as an  "employee benefit  plan"  under  ERISA or  subject to any  provision  of
                  ERISA,   including,    without   limitation:    all   pension,
                  profit-sharing,  retirement, thrift, 401(K), and other similar
                  plans  and   arrangements   (defined   benefit   and   defined
                  contribution);  all health and welfare, disability,  insurance
                  (including     self-insurance),     workers'     compensation,
                  supplemental unemployment, severance, vacation, and similar plans and arrangements; and all bonus, stock option, incentive
                  compensation,   stock  appreciation  rights,   phantom  stock,
                  overtime guaranty, employment contract, employee handbook, and other similar plan or arrangement.

        1.5 "Business" means Seller's business of providing truckload transportation of freight.

        1.6 "Drivers" means the employee and independent contractor truck drivers that operate tractors in the Business.

        1.7 "Inspection" means the inspection of Leased Tractors, Leased Trailers, Tractors, and Trailers conducted by Smithway as described in Section 2.13.

        1.8 "Inspection Report" means the written report prepared by Smithway and presented to Seller which identifies each Leased Tractor, Leased Trailer, Tractor, Trailer, MCT, and headache rack presented for Inspection and the Adjustment Amount which reflects the calculation in accordance with Section 2.13 to take into account deficiencies from the required condition of assets subject to Inspection. Any broken glass or body damage shall be evidenced by a photograph if available.

        1.9       "Judgment"  means  any  judgment,   order,  writ,  injunction,
                  decree, or award of any federal, state or provincial court, or governmental agency.

        1.10 "Law" means any federal, state, or local constitution, law, ordinance, or governmental order, rule, or regulation (including, without limitation, those relating to environmental, energy, safety, health, zoning, antidiscrimination, antitrust, and wage and hour matters).

        1.11      "Leased Tractors" means the tractors identified on Exhibit A.

        1.12      "Leased Trailers" means the trailers identified in Exhibit A.

        1.13 "Lien" means any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, right, condition, restriction, or other encumbrance or defect of title of any nature whatsoever (including, without limitation, any assessment, charge, or other type of notice which is levied or given by any governmental authority and for which a lien could be filed).

        1.14      "MCT's" means the Qualcomm mobile communication terminals.


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        1.15      "Miscellaneous  Equipment"  means  (i) each  set of  "headache racks," which includes for the purposes of this Agreement tarps, tie-downs, chains, and any safety equipment; (ii) shop and office equipment; (iii) supplies; (iv) forklifts; (v) parts, tires, and general inventory; (vi) Seller's California intrastate operating authority; and (vii) other assets listed or otherwise identified on Exhibit B.

        1.16 "Permits" means all permits, licenses, franchises, and other approvals required by Law.

        1.17 "Proceeding" means any litigation, arbitration, investigation, proceeding, notice of violation, order, claim, citation, complaint, review, or penalty assessment, in each case whether formal or informal, administrative, civil, or criminal, at law or in equity.

        1.18 "Property" shall mean the real estate and any and all improvements thereon presently owned by Seller and comprised of an office building, maintenance shop, and yard, where Seller has been conducting its trucking business, as more fully described in the lease attached hereto as Exhibit C ("Lease").

        1.19 "Specialized Equipment" means the trailers identified on Exhibit D.

        1.20 "Taxes" means all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments, or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign).

        1.21 "Tractors" means the owned tractors identified on Exhibit E to be transferred to Smithway pursuant to Section 2.2 hereof.

        1.22 "Trailers" means the owned semi-trailers identified on Exhibit F to be transferred to Smithway pursuant to Section 2.2 hereof.

        1.23 "Transferred Assets" means the Trailers, Tractors, Assigned Leases, MCTs, Miscellaneous Equipment, and Specialized Equipment, as well as driver files, tariffs, equipment maintenance files, extended warranty agreements, customer files, and other business records associated with the Business. Notwithstanding the foregoing, Seller shall retain all of its logs, corporate minute books, corporate records, and tax records, but will provide copies of the same to Smithway on an as needed basis. Except as expressly identified as a "Transferred Asset," all other assets owned by Seller are being retained by Seller and are not being sold hereunder.




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                                    ARTICLE 2
                         Purchase, Sale, and Employment

        2.1 Purchase and Sale. As hereinafter provided, Smithway shall purchase, acquire, and assume from Seller, and Seller shall sell, assign, and transfer to Smithway, all right, title, and interest of Seller in and to the Transferred Assets.

        2.2 Assignment and Assumption. Seller shall assign and Smithway shall assume, as of January 1, 1997, all obligations of Seller, financial and otherwise, under the Assigned Leases and Assigned Equipment Financing on the following terms and conditions:

                  A. Assumption Period. For the period from Closing to the assumption of leases on the Leased Tractors and Leased Trailers and assumption of the financing on the Tractors and Trailers on January 1, 1997 or such later date as shall be required if the applicable lenders or lessor should not consent to assignment (the "Assumption Period"), Smithway shall sublease or lease, as appropriate, the Leased Tractors, Leased Trailers, Tractors, and Trailers on the same terms and conditions of the Assigned Leases and Assigned Equipment Financing and be responsible for all operating costs associated with the Leased Tractors, Leased Trailers, Tractors, and Trailers, including but not limited to all state and federal road and fuel taxes and federal highway use taxes when due. During the Assumption Period, Smithway shall pay directly to the appropriate lessor or lender identified on Exhibit A, D, or E, as appropriate, an amount equal to the aggregate monthly payment due under the Assigned Leases and Assigned Equipment Financing. Smithway shall provide insurance coverage as provided in the respective Assigned Leases and Assigned Equipment Financing, naming the lessee or lender, as appropriate, and Seller as an additional insured thereunder, and providing evidence of such coverage to Seller as of Closing. Except as provided herein, Smithway shall perform all of the other terms, conditions, and obligations of Seller under the Assigned Leases and Assigned Equipment Financing.

                  B. Assignment; Release. During the Assumption Period, the parties shall use their best efforts to obtain all consents required to effectively assign and convey the Assigned Leases and Assigned Equipment Financing to Smithway, such assignment to be effective January 1, 1997. Smithway shall use its best efforts to ensure that such assignments shall result in the release of Seller and the Shareholders from any and all liability under the Assigned Leases and Assigned Equipment Financing, if unsuccessful in obtaining such releases, Smithway hereby agrees to indemnify, defend, and hold harmless Seller and the Shareholders from any and all loss, damage, cost or expense (including reasonable attorney fees) arising under the Assigned Leases and Assigned Equipment Financing. If Smithway is unable to arrange for the release of Seller or the Shareholders from all obligations under an Assigned

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                           Lease or Assigned Equipment Financing, Smithway shall
                           pay all amounts due thereunder, but only if there is no prepayment penalty or other detriment.

                  C. Leased Tractors and Leased Trailers. Regardless of whether assignment is obtained under Section 2.2.B., Smithway shall operate the Leased Tractors and Leased Trailers from Closing until the applicable lease expires and return the Leased Tractors and Leased Trailers in accordance with the terms and conditions of the Assigned Lease. Smithway shall be responsible for returning the Leased Tractors and Leased Trailers to "turn-in" condition as provided in the applicable Assigned Lease (or paying any penalty for noncompliance).

                  D. Tractors and Trailers. Regardless of whether assignment is obtained under Section 2.2.B., Smithway shall operate the Tractors and Trailers from Closing in accordance with the terms and conditions of the Assigned Equipment Financing.

                  E. On the Closing Date, Smithway shall pay to Seller a one-time sum of $20,000.00 in consideration for the transitional use, for a period of 30 days, of the tractors and trailers owned by Seller and not a part of the Leased Tractors, Leased Trailers, Tractors, and Trailers. Said nonacquired tractors and trailers shall herein be referred to as the "Nonacquired Tractors" and "Nonacquired Trailers," respectively, and together as the "Nonacquired Trucks." Smithway agrees to transition out of the Nonacquired Trucks in an orderly manner and shall not send out any of the Nonacquired Trucks that have come back to the Yankton terminal. Smithway shall route all Nonacquired Tractors, except where such Nonacquired Tractors are located in California and such tractors shall be routed on the same schedule to the Stockton terminal, back to the Yankton terminal and return them to Seller within 30 days after Closing at Smithway's cost. Smithway agrees to use its best efforts to route as many of the Nonacquired Trailers as practicable to the Yankton terminal and return them to Seller within 30 days after Closing at Smithway's expense. After such 30 days, Seller and the Shareholders will be responsible for returning the Nonacquired Trailers, at their own expense. If Smithway wants to lease, purchase or assume any of the Nonacquired Trailers, it may negotiate such lease, purchase or assumption with the Seller and Shareholders. Smithway shall not be required in any event to run bobtail or incur deadhead miles to retrieve or deliver Nonacquired Trailers. Smithway agrees to use its best efforts to route the twelve (or more) tractors identified by Ralph Marquardt at Closing as "priority tractors" to Yankton as soon as reasonably practicable (with a target of less than one week from Closing). From and after the Closing, Smithway shall (i) provide insurance coverage on all of the Nonacquired Trucks that it is using, and (ii) be responsible for all operating costs associated with the Nonacquired Trucks until the earlier of (x) such time as such trucks have been taken out of use and returned to the Yankton terminal or (y) the date thirty days after the

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                           Closing  Date.   Smithway  shall  not  assume  or  be
                           responsible  for any  lease  or  financing  payments.
                           Seller   shall  remain   responsible   for  all  such
                           payments. Smithway shall be responsible for returning the Nonacquired Trucks in the condition they were in on the date of Closing with the exception of ordinary wear. All of Smithway's obligations hereunder shall cease on the date thirty days after Closing.

         2.3 Proration of Liability. Except as otherwise provided in this Agreement, any liability with respect to the operation of the Leased Tractors, Leased Trailers, Tractors, or Trailers that arises from facts or events that span all or part of the Assumption Period and a period prior to Closing shall be prorated based upon the relative responsibility of Smithway and Seller for the liability accrued during the Assumption Period. As an example, in case of a fuel tax audit that results in liability for a period which includes the
                  Assumption Period, Smithway shall be liable for an amount equal to the ratio of the amount of fuel used in the Assumption Period bears to the total amount of fuel used in the audit period, and Seller shall be liable for the balance. All (i) lease payments on the Assigned Leases, (ii) payments on the Assigned Equipment Financing, (iii) rent on the California Property (both to the landlord and from subtenants)
                  (iv) property taxes on the Property and the other Transferred Assets, and (v) similar items shall be prorated as of the Closing.

        2.4 Payment. Smithway shall pay to Seller the aggregate amount due under Sections 2.2.E., 2.5, 2.6, 2.7, and 2.8, less the aggregate of all then known Adjustment Amounts, at Closing in the form of a Smithway check. Smithway shall pay the amount due under Section 2.9 as stated therein. To the extent any Leased Tractor, Tractor, Trailer, MCT, or headache rack has not been inspected prior to Closing, the Adjustment Amount with respect to such item shall be offset against remaining payments due to Seller or Ralph Marquardt under any other provision of this Agreement, the Lease, or any document executed in connection with this Agreement.

        2.5 Licenses. Smithway shall pay Seller $_______ for the unused portion of the Tractor and Leased Tractor vehicle licenses and permits (such amount equal to twenty-five percent (25%) of the annual license and permit fee).

        2.6 Miscellaneous Equipment. Smithway shall pay Seller the amount set forth opposite each item on Exhibit B for the
                  Miscellaneous Equipment, plus the sum of $100 for the California intrastate authority; provided, the headache racks, as defined in 1.14(i), shall be the lesser of (i) $1,800/unit or (ii) the book value on the depreciation schedule; and further provided that Smithway shall pay for parts, tires, supplies, and general inventory at cost (not to include out-dated or items non-usable to Smithway).


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        2.7       MCT's.  Smithway shall pay Seller  $2,500/unit for seventy-two
                  (72) MCT's; provided, that Smithway shall not pay anything for MCT's installed in a Tractor or Leased Tractor and included in the payments under Assigned Equipment Financing or Assigned Tractor Leases applicable to such tractor. All Leased Tractors and Tractors shall have MCT's installed and operational and such terminals shall be included in the seventy-two (72) MCT's. All other MCT's shall have the necessary wiring to make
                  the  terminal   operational   without  additional  expense  to
                  Smithway,   other  than  installation  costs.  Smithway  shall
                  receive a $50 credit toward the purchase price for each MCT without wiring.

        2.8 Specialized Equipment. Smithway shall purchase the Specialized Equipment for an aggregate $471,000, payable by Smithway check at Closing. Each trailer included in the Specialized Equipment shall have 50% tread depth and 50% brake wear remaining at Closing.

        2.9 Business. Smithway shall pay Seller $648,000 (adjusted as set forth below) for the goodwill associated with the Business, including the value of ongoing shipper, Driver, and other business relationships. Payment shall be made as follows: (a) at Closing, Smithway shall deliver a check in the amount of $448,000; and (b) on the date six months following Closing, Smithway shall deliver a check in the amount of $200,000 (the "Base Amount") adjusted as follows: (i) for each Tractor that Seller removes from the transaction so that Smithway does not assume the Assigned Equipment Financing related thereto, $4,000 shall be added to the Base Amount (provided, however, that the ten 1996 Volvos scheduled for September deliver shall not be eligible for removal); (ii) for each Recruited or Retained Driver below 120 at the date six months following
                  Closing, the Base Amount shall be reduced $1,667; and (iii) for each Recruited or Retained Driver above 120 at the date six months following Closing, the Base Amount shall be increased by $2,500. For the purpose of this Section 2.9, "Recruited or Retained Driver" shall mean (i) a Driver operating for Seller at Closing and at the relevant date operating for Smithway, (ii) a Driver recruited by Ralph Marquardt after the Closing and operating for Smithway at the relevant date, or (iii) a Driver recruited by Smithway after the Closing and based at the Yankton or Stockton terminal at the relevant date.

        2.10 Yankton Lease. Smithway shall lease the Property from Seller for four years at a monthly rental of $2,000, triple net, pursuant to the Lease. The Lease shall provide Smithway with a right of first refusal on any sale of the Property during the Lease term or expiration thereof. Smithway and Seller shall share equally the cost of a Phase I site environmental assessment of the Property. Said Phase I Site Assessment shall be completed prior to closing. If the results of the site assessment indicate that remediation is required or additional assessment is required, Smithway may at its

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                  option (i) elect not to proceed to closing or (ii) may require
                  Seller at Seller's expense to remediate  pursuant to the South
                  Dakota   Department  of  Environment  and  Natural   Resources
                  Standards  and  Guidelines,  in such event  Seller  shall hold
                  Smithway harmless from any contamination existing prior to closing. If additional assessments or remediation are needed for events on the Property arising after Closing, Smithway
                  shall  bear  the  cost  of  such  additional   assessments  or
                  remediation.

        2.11 California Lease. Smithway shall assume from Seller the lease of the property located in Stockton, California ("California Property"). Such lease is attached as Exhibit F. Smithway and Seller shall share equally the cost of a Phase I environmental site assessment of the California Property. Said Phase I Site Assessment shall be completed prior to Closing. If the results of the site assessment indicate that remediation is required or that additional assessment is required, Smithway may at its option (i) elect to sublease the California Property from Seller for the balance of the original lease term under the California lease, (ii) may simply proceed to take an assignment of said lease, or (iii) may elect not to proceed to Closing. In any event, Seller shall hold Smithway harmless from and against any liability arising from the presence of contamination at the California Property during the time that Seller has been in possession thereof. If additional assessments or remediation are needed for events on the California Property arising after Closing, Smithway shall bear the cost of such additional assessments or remediation.

        2.12 Marquardt Consulting Services. Ralph Marquardt agrees to provide consulting services to Smithway, as an independent contractor, for a period of six months following Closing. Marquardt shall provide transition services as requested by Smithway including driver recruitment and retention, and shall receive $31,000, payable $5,167 monthly. Smithway shall provide Marquardt with an office at the Yankton terminal while he is providing services.

        2.13 Inspection; Adjustment. From the period commencing with the execution of this Agreement and continuing until all Leased Tractors, Leased Trailers, Tractors, Trailers, MCT's and Miscellaneous Equipment have been inspected as provided below (even if after Closing), Seller and Smithway shall direct all Leased Tractors, Leased Trailers, Tractors, and Trailers to the Yankton or Stockton terminal of Seller, the Fort Dodge terminal of Smithway, or any Kenworth or Freightliner dealer for physical inspection (the "Inspection") either prior to or within three (3) business days after the Closing. The Inspection shall cover the condition and include amounts required to return the items to satisfactory condition as follows:


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



                  A.       as to Leased Tractors:

                           (i)      the  amount  required  to return  the Leased
                                    Tractors  to  turn-in  condition  under  the
                                    applicable  Assigned  Lease in terms of body
                                    damage,  general road worthiness,  and other
                                    maintenance   or  repair   related   turn-in
                                    requirements   under  the  applicable  lease
                                    (generally,  no broken  glass,  $250 or less
                                    body  damage,   and  meeting  DOT  operating
                                    specifications,   but  in   each   case   as
                                    specifically provided in the lease);

                           (ii) the amount of any penalty associated with a violation of turn-in tread depth on tires or if no penalty is specified, to provide tires with at least 50% tread depth; and

                           (iii)    the   amount   of   excess  mileage  penalty
                                    attributable   to   Seller.     The   Leased
                                    Tractor's mileage shall be compared with the
                                    total  miles permitted without penalty under
                                    the   applicable   lease,  with  such  total
                                    mileage   being   prorated  to  reflect  the
                                    percentage of the lease term attributable to
                                    Seller  from lease inception to Closing.  If
                                    the  mileage  exceeds  the  miles  allowable
                                    under  the  proportion  of  the  lease  term
                                    served  prior  to  Closing ("excess miles"),
                                    Seller  shall  be  liable  for the number of
                                    excess  miles  multiplied  by the applicable
                                    lease  penalty  per mile.  For example, if a
                                    lease  permits  360,000 total miles during a
                                    three-year  term  and Seller has run 240,000
                                    miles    during   the   first   18   months,
                                    Shareholders or Seller would be liable for any penalty attributable to up to the first 60,000 excess miles (240,000 mileage less the 180,000 prorated allowable miles as of Closing).

                  B.       as to Tractors:

                           (i) the amount required to return the Tractors to good operating condition in terms of body damage, general road worthiness, and other maintenance or repair, including no broken glass, $250 or less body damage, no engine or drive train repair required, and meeting DOT operating specifications; and

                           (ii)     the amount  required to restore the Tractors
                                    to  50%   tread   depth  on  tires  and  50%
                                    remaining life on brakes.

                  C. as to Trailers: each of the Trailers shall, at the time of the Inspection, be in good repair and condition, adequate for the normal course of operating a trucking business, shall have a straight frame and at least 50% wear remaining on brakes and 50% tread depth on all tires, shall have body damage less than $250 per unit (excluding normally acceptable damage to bumpers or rub rail), and shall meet Department of Transportation standards of road-worthiness.

                  D. as to Leased Trailers: each of the Leased Trailers shall, at the time of Inspection, be in good repair and condition, adequate for the normal course of operating a trucking business and shall have a straight frame and shall include adjustment for (i) the amount to return the Leased Trailers to turn-in condition under the applicable Assigned Lease in terms of body damage, general road worthiness, wear on brakes, and wear on tires, and other maintenance or repair related turn-in requirements under the applicable Lease; and (ii) the amount of any penalty associated with a violation of turn-in tread depth on tires or if no penalty is specified, to provide tires with at least 50% tread depth.

                  E. as to Miscellaneous Equipment: the MCTs and headache racks shall be in good operating repair and condition, suitable for continued use in the Business. Smithway may test any of the MCTs within 72 hours of delivery of said MCTs to the Yankton terminal and, if any malfunctions exist, Seller shall either make necessary repairs or shall repurchase any non-operational MCTs. After such 72-hours period, however, Smithway shall be deemed as having accepted such MCTs in their "as is" condition. All other Miscellaneous Equipment shall not be subject to warranty as to condition because Smithway is buying only the items it elects to purchase at an agreed price and is purchasing such items "as is."

                  F. Smithway shall provide the results of each Inspection to Seller by means of an Inspection Report. The Adjustment Amount reflected on the Inspection Report shall be calculated as provided above and presented to Seller for approval. In the event that Seller, for any reason, does not approve the Adjustment Amount, Seller shall have the following options:

                           (i) Seller may, at Seller's expense, repair the Leased Tractor, Leased Trailer, Tractor, Trailer, or other item to bring it up to the foregoing standards;

                           (ii) Seller may pay Smithway the amount required to repair such Leased Tractor, Leased Trailer, Tractor, Trailer, or other item to bring it up to the standard; or

                           (iii) Seller may elect not to sell or assign any such Leased Tractor, Leased Trailer, Tractor, Trailer, or other item and Smithway shall not pay for or assume an Assigned Lease or Assigned Equipment Financing in connection with such item.

        2.14 Excluded Assets and Liabilities. Smithway is not purchasing any assets other than as specified herein. Smithway is not assuming and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever, except as expressly provided in Section 2.2 hereof with respect to the Assigned Leases and Assigned Equipment Financing and pursuant to Sections 2.15 and 2.16 with  respect to accrued  vacation  and sick leave and Volvos, respectively. Without limiting the generality of the foregoing, it is hereby agreed that Smithway is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of Seller (i) for any advances or receivables for Drivers, provided Smithway will assist Seller in collecting on such advances or receivables and forwarding collected sums to Seller, or (ii) for any notes, liabilities, or obligations to the Shareholders.

        2.15      Vacation and Sick Leave.   At Closing, Seller shall pay to all
                  of its employees the accrued vacation and personal leave owed to such employees by Seller.

        2.16 Volvos. Smithway shall assume Seller's obligation to take delivery of ten (10) 1996 model-year Volvo tractors that are awaiting delivery at Sioux Falls Kenworth. Smithway shall arrange for and be responsible for all financing of such tractors. Seller and the Shareholders represent and warrant that the entire purchase price of each of such tractors, including all delivery charges, dealer preparation, federal excise tax, and other amounts payable for or in connection with such tractors is less than $62,500.

        2.17 Revenue and Expense Cutoff. Seller shall retain all revenue and shall pay all expenses associated with loads dispatched prior to 12:01 a.m. on the Closing Date. Smithway shall be deemed to take possession of any equipment in transit at the time of Closing as of the time the load is delivered and unloaded.


                                    ARTICLE 3
                                     Closing

         The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m., October ___, 1996 (the "Closing Date"), at the office of Seller, or at such other time and place as the parties may mutually agree (which alternative date shall become the Closing Date).


                                    ARTICLE 4
                         Representations and Warranties

        4.1 General Statement. The parties hereto make the representations and warranties to each other as set forth in this Article 4. The survival of all such representations and warranties shall be in accordance with Section 8.3 hereof. All representations and warranties of the parties are made subject to the exceptions which are noted in the respective Schedules attached hereto (the "Schedules"). Copies of all documents referenced in the Schedules shall be attached thereto or delivered separately.

        4.2       Representations   and   Warranties   of   Smithway.   Smithway
                  represents and warrants to Seller and the Shareholders, as follows:

                  A. Corporate Status. Smithway is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Iowa with all
                           requisite   power  and  authority  to  carry  on  its
                           respective business. Smithway is a wholly owned subsidiary of Smithway Motor Xpress Corp. ("SMXC"), a publicly traded corporation listed on the Nasdaq National Market System.

                  B. Authority; Validity. Smithway has full right, power, and authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and any other contract or agreement contemplated hereunder by Smithway and the consummation and performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by Smithway and constitutes a legal, valid, and binding obligation enforceable against Smithway in accordance with its terms.

                  C. Noncontravention; Consents. The execution and delivery of this Agreement (and every other contract or agreement contemplated hereby) by Smithway does not, and the performance of this Agreement (and every other contract or agreement contemplated hereby) by Smithway will not, violate, conflict with, or result in the breach of any term, condition, or provision of: (i) any existing Law to which it is subject,
                           (ii) any Judgment which is applicable, (iii) the articles of incorporation or other charter documents or bylaws of Smithway, or (iv) any contract to which Smithway is a party or by which Smithway is otherwise bound. No authorization, approval, or consent of, and no registration, filing, or notice to, any governmental authority or any other party to any contract is required in connection with the execution, delivery, and performance of this Agreement by Smithway.

                  D. Drivers. As to all Drivers who meet Smithway's driver standards, Smithway intends to offer employment to such individuals and pay employee Drivers at the rate per mile and the same other benefits as received by Smithway employee drivers, subject to Smithway's eligibility schedules. As to independent contractor Drivers, Smithway shall offer its standard independent contractor contract. All Drivers employed by Smithway shall receive credit for their length of service with Seller, and such employees shall not be provided pay or benefits for the period from Closing to six months thereafter, which are less than those provided to such drivers by Seller. If any employee drivers or owner operators receive a reduction in pay or benefits and such driver quits as a result thereof, Smithway agrees that there shall be a like reduction in the 120 driver threshold established in Section 2.9.

                  E. Broker. Smithway has not contracted with or is aware of any broker concerning the transaction contemplated hereby except Ahern & Associates, Ltd.

        4.3 Representations and Warranties of Seller and Shareholders. Shareholders and Seller, jointly and severally, represent and warrant to Smithway as follows:

                  A. Corporate Status. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of South Dakota, with all requisite power and authority to carry on its business. Seller conducts its business only under its own name and has no subsidiaries and no entities affiliated through common ownership or otherwise that conduct any business related to that conducted by Seller.

                  B. Authority; Validity. Seller has full right, power, and authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation and performance by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other proceedings. This
                           Agreement has been duly executed and delivered by Seller and the Shareholders and constitutes the
                           legal,   valid,   and  binding  obligation  of  each,
                           enforceable against each in accordance with its terms.

                  C. Noncontravention; Consents. The execution and delivery of this Agreement (and every other contract or agreement contemplated hereby) by Seller and the Shareholders does not, and the performance of this Agreement (and every other contract or agreement contemplated hereby) by Seller and the Shareholders will not, violate, conflict with, or result in the breach of any term, condition, or provision of: (i) any existing Law to which Seller or either Shareholder is subject; (ii) any Judgment which is applicable to Seller or either Shareholder; (iii) the articles of incorporation or other charter documents or bylaws of Seller, which is a corporation; or (iv) any material contract to which Seller or either Shareholder is a party or by which any is otherwise bound. No authorization, approval, or consent of, and no registration, filing, or notice to any governmental authority or other party to any contract is required in connection with the execution, delivery, and performance of this Agreement by Seller and the Shareholders. Notwith-standing the foregoing , approvals and consents may generally be required by all of Seller's equipment leasing companies, equipment financing companies, banks, and landlords.

                  D. Financial Statements. Seller has delivered to Smithway the annual, audited financial statements of Seller as of December 31, 1994, and 1995, together with the unaudited financial statements as of and for the periods ended June 30, and July 31, 1996, (collectively, the "Historical Financial Statements"). The Historical Financial Statements, including all balance sheets and statements of income, cash flows, and retained earnings, and all notes thereto, have been prepared in accordance with GAAP, present fairly the financial condition and results of operations of Seller for all periods reflected therein, are correct and complete, and are consistent with the books and records of Seller, which books and records are correct and complete.

                  E.       Absence of Changes or Events.  Except as disclosed on
                           Schedule 4.3.E., since July 31, 1996, Seller has not:

                           (i) sold, assigned, or transferred or agreed to sell, assign, or transfer any of the Leased Tractors, Leased Trailers, or Transferred Assets or any interest therein;

                           (ii) created, incurred, assumed, or guaranteed any indebtedness for money borrowed or any other indebtedness or obligation of any nature (absolute or contingent), that involves the mortgage, pledge, or placement of any Lien on any of the Leased Tractors, Leased Trailers, or Transferred Assets, or agreed to do any of the foregoing;

                           (iii) granted, entered into, or agreed to grant or enter into any agreement or policy with any Driver or other employee that grants severance or termination pay, increases compensation, increases benefits under any current benefit plan, or creates any continuing employment relationship;

                           (iv) experienced any labor unrest or union organizing activity;

                           (v) suffered any material adverse change in its Business, other than such changes as affect all truckload carriers generally;

                           (vi) amended, terminated, or entered into any agreement relating to the Leased Tractors, Leased Trailers, Property, California Property, Volvo Tractors, or Transferred Assets; or

                           (vii) suffered any damage, destruction, or loss, whether or not covered by insurance, which would have a materially adverse effect on the Business or the Transferred Assets.

                  F. Title and Condition of Assets. The Leased Tractors, Leased Trailers, Tractors, Trailers, Specialized Equipment, MCTs, and Miscellaneous Equipment are in good repair and condition and adequate for the ordinary course of operation of Seller's business as presently conducted. Seller has good and valid title to the Transferred Assets, in each case, free and clear of all Liens, except Liens disclosed on
                           Schedule 4.3.F. Seller is the lessee under the Assigned Leases and no party other than the respective lessors thereunder has any other interest in or Lien on the Assigned Leases (or the tractors and trailers which are the subject thereof) except as disclosed on Schedule 4.3.F. Seller is the borrower under the Assigned Equipment Financing and no other party other than the respective lender thereunder has any other interest in or Lien on the Assigned Equipment Financing except as disclosed on Schedule 4.3.F. Except as disclosed on Schedule 4.3.F., there are no agreements or similar understanding that limit leasing of the Property or the purpose for which the Property may be used.

                  G.       Tax Matters.  With respect to Taxes:

                           (i) Seller and Shareholders have filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns, and statements (the "Returns") required to be filed by it, including all such Returns with respect to the Business and the Transferred Assets, and all such Returns are true, correct, and complete in all material respects. Seller and Shareholders have within the time and in the manner prescribed by law, paid and hereafter will continue, within the time and in the manner prescribed by law, to pay all Taxes that relate to the Business and the Transferred Assets for periods prior to Closing. There are no Liens for Taxes upon the Transferred Assets.

                           (ii) Except as set forth on Schedule 4.3.G., Seller and Shareholders have not received notice of, nor is either under audit, any audit by any tax authority, nor has a deficiency for any Taxes been proposed, asserted, or assessed against them. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Tax or Return that have been given by Seller or Shareholders.

                           (iii) Seller and Shareholders have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  H. Litigation. Except as set forth in Schedule 4.3.H., there is no action, suit, or Proceeding pending or to the best of Seller's knowledge threatened against Seller that, if adversely determined, could have a materially adverse effect on the Business or the Transferred Assets.

                  I. Insurance. Seller maintains such insurance coverage on (i) the Transferred Assets, its Business and employees, which insurance covers liabilities and risks prudently insured against by similar businesses, (ii) the Leased Tractors and Leased Trailers which complies in all respects with the Assigned Leases, and (iii) the Tractors and Trailers which complies in all material respects with the Assigned Equipment Financing. All such insurance policies will be maintained through Closing.

                  J. Contracts and Commitments. Except for contracts with independent contractor Drivers that relate to the provision of equipment by such Drivers, Schedule 4.3.J. contains a complete list and description of all contracts, involving, directly or indirectly, the Transferred Assets, including any financing arrangement involving the Leased Tractors, Leased
                           Trailers, Tractors, Trailers, or independent contractor Drivers. Except as otherwise described, each contract disclosed pursuant to this Section 4.3.J. is a valid and binding agreement of the parties thereto, is in full force and effect, and no party thereto is in material breach thereunder.

                  K.       Drivers; Employees.

                           (i) Except as set forth on Schedule 4.3.K., Seller is not a party to any collective bargaining agreement relating to its employees, including employee Drivers, nor does any such agreement determine the terms and conditions of employment of any such employee or employee Driver.

                           (ii) There are no agreements, plans, or policies that would give rise to any severance, termination, change-in-control, or other similar payment to employees or independent contractors of Seller as a result of the consummation of this Agreement.

                           (iii) Schedule 4.3.K. identifies each of Seller's Benefit Plans, copies of which, amended to date, have been furnished to Smithway. No Benefit Plan is a multi-employer or a defined benefit plan, and neither Seller nor any predecessor or affiliate has ever been a party to or sponsored a multi-employer or defined benefit plan. Seller and all Benefit Plan fiduciaries have fully complied with their obligations with respect to all Benefit Plans; there has been no prohibited transaction with respect to any Benefit Plan; each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified; each trust created under any Benefit Plan is exempt from tax under Section 501(a) of the Code and has been exempt from tax from creation; and Seller has received determination letters from the Internal Revenue Service for each such Benefit Plan. Each Benefit Plan has been maintained in compliance with its terms and all applicable Laws. All payments and contributions due or accrued under each Benefit Plan, determined in accordance with such plans and prior funding and accrual practices, have been paid. The "plan year" of each Benefit Plan is the calendar year. Seller has no current or projected liability with respect to post -employment or post-retirement welfare benefits for former or retired employees.

                  L. WARN Act Notice and Liability. The facility located in Yankton, South Dakota is Seller's only employment site with more than 50 employees. Seller has taken no action in respect to employees of Seller that would require notice or create liability under the Worker Adjustment and Retraining Notification Act ("WARN Act"), or any state counterpart.

                  M. Compliance With Laws. Seller has owned, leased, and used all of its properties and assets involved in its Business, and has conducted its Business, in compliance in all material respects with all applicable Laws.

                  N.       Environment, Health, and Safety.

                           (i) Seller and affiliates have complied with all Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively "Environmental Laws"), and no action, suit, Proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller and affiliates have obtained and been in compliance with all of the terms and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions,
                                    standards,    prohibitions,    requirements,
                                    obligations, schedules, and timetables which are contained in, all Environmental Laws.

                           (ii) Seller does not have any liability (and neither Seller nor any affiliate has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.

                           (iii) Any fuel storage tanks located at properties owned or used by Seller in its Business, including the Property and California Property, comply in all respects with applicable Laws, do not leak, are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner permitting Seller to take advantage of any state liability limitation, insurance, or similar program relating to fuel storage tanks, and such tanks are not scheduled for removal in the next five years.

                  O. No Untrue Statement or Omissions of Material Fact. The representations, warranties, and covenants contained in this Agreement and the Schedules and Exhibits hereto and in any document delivered in connection herewith appended to this Agreement, do not contain any untrue statement of a material fact and do not omit to state any fact necessary to make any statement herein or therein not misleading or necessary to a correct presentation of all material aspects of the Business, the Transferred Assets, and the matters contemplated under this Agreement.

                  P. Broker. Seller and Shareholders have not contracted with or are aware of any broker concerning the transaction contemplated hereby except Ahern & Associates, Ltd.


                                    ARTICLE 5
                            Covenants and Agreements

        5.1 Conduct of Business Pending the Closing. From the date hereof to the Closing:

                  A. Seller shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel method of purchase, sale, lease, management, accounting, or operation, and Seller and the Share-holders will use their best efforts to preserve the assets, goodwill, and value of Seller's business, including keeping Seller's present management intact, keeping available Seller's present employees, and preserving the present relationships with its suppliers and customers and others having business relations with it.

                  B. Seller and the Shareholders shall not, without the prior written consent of Smithway take, or permit to be taken, any action which would render untrue any representation or warranty contained in Section 4.3.

        5.2 Access. Seller shall give the officers, employees, counsel, accountants, and other authorized representatives of Smithway free and full access to and the right to inspect, during normal business hours upon advance notice, all of the premises, properties, assets, records, contracts, and other documents relating to Seller's Business and shall permit them to consult with Seller's officers, employees, accountants, counsel, agents, customers, and other persons having business dealings with Seller or knowledge of its business, operations, assets, liabilities, actual or potential litigation and claims, properties, and prospects; provided, that such investigation shall not unreasonably interfere with Seller's business. Furthermore, Seller shall promptly provide to Smithway (and their representatives) all such reports, surveys, documents, and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as they shall from time to time reasonably request. Smithway acknowledges and agrees that all information regarding the Seller gathered pursuant to this
                  Section 5.2 is confidential to Seller. Smithway further acknowledges that Seller would be irreparably harmed if, after having such access to Seller's confidential information, Smithway did not proceed to closing. In consideration of Seller making available to Smithway such books, records, and files, Smithway agrees as follows:

                  A. All such information provided to Smithway by Seller shall not be disclosed by Smithway to any third party.

                  B.       Smithway   will  disclose  such  information  to  its
                           officers, directors, and agents only on a "need to know" basis.

                  C. Smithway shall use its best efforts and due diligence to prevent the dissemination of any of Seller's confidential information by buyers, directors, officers, employees, or agents.

                  D. Smithway agrees to indemnify and hold harmless Seller from any damages, loss, costs, or liabilities (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the information gathered in Smithway's negotiations with Seller.
                           Smithway acknowledges that money damages will be incalculable and an insufficient remedy for any breach of this Agreement by Smithway or its representatives and that any such breach would cause Seller irreparable harm. Accordingly, Smithway also agrees that in the event of any breach hereof, Seller shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including without limitation injunctive relief and specific performance. Said remedies shall not be the exclusive remedies for any breach of this Agreement but shall be in addition to all of the remedies available at law or in equity to the Seller.

        5.3 Publicity and Filings. The parties agree that Smithway shall be authorized to issue such press releases or file such documents with the Securities and Exchange Commission, Nasdaq, and other agencies as recommended by Smithway's counsel. The parties acknowledge that Smithway shall announce the existence of this Agreement only after all parties hereto have executed this Agreement, or as it otherwise deems necessary to comply with its obligations under the federal and state securities laws and Nasdaq rules and regulations.

        5.4 Equipment Registration. Seller shall not renew the licenses or registrations of, or purchase new license plates for, any of the Leased Tractors, Tractors, Trailers, or Specialized Equipment between the date hereof and the Closing.

        5.5       Non-competition.

                  A. During the three years following the Closing, neither Shareholders nor any entity of which a Shareholders directly or indirectly owns more than 5% shall (i) own, operate, manage, be employed or retained as a consultant by, or in any other manner assist any truckload carrier, broker, agent, intermodal company, consolidator, third-party logistics provider, or other company engaged in the business of transporting or arranging for the transportation of truckload freight that conducts a competitive business in the United States; (ii) divert or solicit any person who is or was a customer of Seller during such period; or
                           (iii) induce or influence any employee, agent, owner-operator, or other representative of Seller to leave Seller or engage in a competitive business. For the purposes of this Agreement, "competitive business" shall mean flatbed operations but shall not include
                           (i) selling or leasing the Nonacquired Trucks to third-parties or owner-operators of Seller (but the sale or lease to any employee driver of Seller shall be prohibited); or (ii) owning up to three (3) tractors used to haul the Shareholders' own farm equipment and farm commodities from his own farm. The parties deem the restrictions contained in this Section reasonable and necessary to secure for Smithway the benefits of employing Shareholders and obtaining for the stockholders of SMXC the benefits of this Agreement. However, if a court of competent jurisdiction determines that such restrictions are unreasonable, the restrictions shall be reduced by the court to a reasonable level and enforced in accordance therewith pursuant to Section 8.13 hereof.

                  B. The existence of any claim or cause of action by Shareholders against SMXC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Smithway of this covenant. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief shall be available to prevent the breach or any threatened breach thereof.

        5.6       Volvos.   Seller  shall  not sign or agree to any financing on
                  the ten (10) 1996 Volvo tractors scheduled for delivery in September without Smithway's consent.

        5.7 Insurance. Effective as of the date of Closing, and for a period of three years thereafter, Smithway agrees to cause Seller and the Shareholders to be named as additional insureds as to acts of Smithway after Closing under Smithway's primary and umbrella public liability policies. Smithway agrees to provide Seller with proof of coverage, from time to time, as reasonably requested by Seller.

        5.8 Driver Recruiting. Subject to Smithway's overall management and control, Ralph Marquardt shall be afforded reasonable support and funding for recruiting and retaining Drivers after the Closing.

                                    ARTICLE 6
                              Conditions to Closing

        6.1 Conditions Precedent for all Parties. The respective obligations of each party to effect this Agreement shall be subject to the fulfillment of all of the following conditions precedent at or prior to Closing:

                  A. Representations and Warranties True as of Closing. The representations and warranties of each party hereto contained in this Agreement or in any list, certificate, or document delivered by such party to the other pursuant to the provisions hereof shall be true in all material respects at and as of the Closing with the same effect as though such representations and warranties were made as of such date.

                  B.       Compliance  with this  Agreement.  Each party  hereto
                           shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by such party under this Agreement.

                  C. Closing Certificates. Each corporate party hereto shall have received a certificate from the other, dated as of the Closing Date, and signed on behalf of each by its president, and Smithway shall have received the certificate of Shareholders, each certifying in such detail as the other party may reasonably request that the conditions specified in this Article 6 have been fulfilled.

                  D. Opinion of Counsel. Counsel for each party shall have delivered to the other party its written opinion, dated as of the Closing Date, substantially in the form of Exhibits H-1 and H-2, respectively.

                  E. No Bar to Consummation of Transaction. There shall not exist any injunction or decree by any federal, state, or provincial court which prevents the consummation of this Agreement and there shall have not been enacted any statute or regulation which would prevent the consummation of this Agreement. All governmental consents and approvals required for this Agreement shall have been obtained.

                  F. Leases. The parties shall have executed the Lease and received consents to assignment of the Lease on the California Property as well as the agreement of subtenants at the California Property to continue subleasing portions of such property from Smithway on terms comparable to those currently in place.

        6.2 Conditions Precedent to the Obligation of Smithway. In addition to the requirements of Section 6.1, the obligations of Smithway under this Agreement are subject to the fulfillment of all of the following conditions precedent at or prior to Closing:

                  A. Adverse Changes. There shall not have been any materially adverse changes in the Business or the condition of the Transferred Assets. The Transferred Assets shall not have suffered any destruction or damage by fire, accident or other casualty or Act of God, whether or not covered by insurance, which affects such equipment in a material and adverse way.

                  B. Due Diligence. Smithway shall have completed its due diligence investigation of Seller, and the various information provided by Seller, and shall have determined that there is no material violation of any of Seller's or the Shareholders' representations and warranties contained herein, that there exists no previously undisclosed condition with respect to the Business that is materially adverse. This investigation shall include specifically the agreement of major customers of Seller to use Smithway after the Closing at least to the extent such customers used Seller; provided, that Smithway's service is acceptable. The parties acknowledge that the Schedules to this Agreement were delivered without adequate time for Smithway to investigate and understand the full nature of the items being disclosed. Accordingly, the disclosures thereon shall not be considered "previously disclosed" conditions, and Smithway shall be entitled to its full due diligence investigation and right to terminate this Agreement without liability if any item (or the aggregate of such items) on the Schedules indicates a materially adverse condition with respect to the Business.

                  C. Seller shall have obtained and filed releases of all Liens on the Leased Tractors, Leased Trailers, and Transferred Assets except the Liens imposed by the Assigned Leases and Assignment Equipment Financing. Notwithstanding disclosure of a Lien on any Schedule to this Agreement, in any public record, or otherwise, at Closing, Seller shall convey, by appropriate documents, good and valid title to the Leased Tractors, Leased Trailers, and Transferred Assets, in each instance free and clear of all Liens except the Liens imposed by the Assigned Leases and Assigned Equipment Financing.

                                    ARTICLE 7
                                 Indemnification

        7.1 Indemnification by Seller and Shareholders. Seller and the Shareholders, jointly and severally, shall indemnify, defend, and hold harmless Smithway, SMXC, and their officers, directors, shareholders, employees, agents, and representatives from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, and costs) arising out of or otherwise in respect of:
                  (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of Seller or Shareholders contained in this Agreement or any Exhibit, or other document or agreement executed in connection herewith;
                  (ii) any third-party claims relating to the Business or the Transferred Assets that are not expressly assumed by Smithway under this Agreement and that do not arise from actions of Smithway after Closing; and (iii) any third-party claims not relating to the Transferred Assets or the Business that arise from actions of Seller or Shareholders, regardless of whether such actions are before or after Closing.

        7.2 Indemnification by Smithway. Smithway shall indemnify, defend, and hold harmless Seller and Shareholders and their officers, directors, employees, agents, and representatives from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, and costs) arising out of or otherwise in respect of: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of Smithway contained in this Agreement; (ii) any transaction or claim relating to the operation of Smithway, the Leased Tractors, the Leased Trailers or the Transferred Assets, the factual basis of which transaction or claim arose subsequent to the Closing
                  (including but not limited to Smithway's use of the Nonacquired Trucks, Leased Tractors, Leased Trailers,
                  Tractors, and Trailers); and (iii) liabilities under the Assumed Tractor Leases and Assumed Equipment Financing.

        7.3 Indemnification Procedures. A party seeking indemnification under Section 7.1 or 7.2 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim or commencement of any Proceeding in respect of which indemnification may be sought. The Indemnifying Party may, at its expense, assume the defense of any claim or Proceeding in respect of which indemnification is sought hereunder, and take all steps to settle or defeat any such claims, and to employ counsel to contest any such claims; provided, however, that the Indemnifying Party shall reasonably consider the advice of the Indemnified Party as to the defense of such claims. The Indemnified Party shall have the right to participate at its own expense in such defense, but the control of such litigation or settlement shall remain with the Indemnifying Party. The Indemnified Party shall provide all reasonable cooperation in connection with any such defense. If a party from whom indemnification is sought elects not to undertake the defense thereof or does not do so in a timely fashion, the Indemnified Party shall be entitled to control the defense or settlement of such claim or Proceeding and shall be entitled to indemnity with respect thereto.

        7.4 Maximum Liability. The maximum liability of the Shareholders for indemnification shall be $600,000 in total (and not $600,000 for each Shareholder). Further, the Shareholders' obligations under the indemnification section shall terminate on that date which is three years after the date of Closing with the exception of liabilities respecting Taxes and environmental issues. With respect to Taxes, the obligations of Shareholders under the indemnification shall terminate on that date which is six months following the last date on which a claim may be made under applicable statutes of limitations. With respect to environmental issues, the obligations of the Shareholders under the indemnification shall terminate on that date which is six years following the date of Closing.

        7.5 Guarantees. Smithway Motor Xpress Corp, a Nevada corporation, hereby guarantees all liabilities of Smithway owing to Seller or Shareholders and arising under this Agreement to the same extent indemnification would be due and owing from Smithway.


                                    ARTICLE 8
                                  Miscellaneous

        8.1       Termination.  Anything  herein or  elsewhere  to the  contrary notwithstanding, this Agreement (and all other agreements contemplated hereby) may be terminated by any party by written notice of termination to the other parties before the Closing
                  (a) at any time if the representations and warranties made to such party were materially incorrect when made and have not been cured by the Closing, (b) any condition precedent to the terminating party's obligations hereunder has not been satisfied or waived prior to the Closing, or (c) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment, or decree (other than a temporary restraining order) restraining, enjoining, or otherwise prohibiting the transaction contemplated hereby and such order, judgment, or decree shall have become final and non-appealable. This Agreement may also be terminated by mutual consent of all parties hereto. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that a party then in breach shall be liable for such breach.

        8.2 Costs and Expenses; Brokers' Fees. Each party to this Agreement shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the Closing. Smithway shall pay the brokerage fee owed to Ahern & Associates, Ltd. Any party through which a broker or finder claims any fee, commission, or payment resulting from or arising out of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby agrees to indemnify, defend, and hold the other harmless from and against any claim.

        8.3 Survival of Representations, Warranties, Covenants, and Agreements. The covenants, agreements, representations, and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive and be enforceable following the Closing for a period of three years. The foregoing notwithstanding, all covenants, agreements, representations, and warranties respecting Taxes shall survive until the date six months following the last date on which a claim may be made under applicable statutes of limitation and all covenants, agreements, representations, and warranties respecting environmental issues shall survive until six years following the date of Closing.

        8.4 Complete Agreement, etc. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        8.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided, that Smithway may assign its rights to another subsidiary of SMXC if it guaranties performance of all of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of any party.

        8.6 Waiver. Any term or provision of this Agreement may be waived at any time by a written instrument duly executed by the party entitled to the benefit thereof.

        8.7 Attorneys' Fees. Should any party hereto breach any term of this Agreement, the defaulting party shall pay to the non-defaulting party all reasonable attorneys' fees and other costs and fees incurred by the non-defaulting party in enforcing this Agreement, and such amounts shall be included in any judgment obtained in enforcing this Agreement.

        8.8 Time. Time is of the essence in connection with this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

        8.9 Notices. Any notice, request, demand, waiver, consent, approval, or other communication required or permitted hereunder shall be in writing and deemed given only if delivered personally or sent by telecopier or certified mail, postage prepaid, as follows:


If to Smithway:                        With a required copy to:
Mr. William G. Smith, President        Mark A. Scudder, Esq.
Smithway Motor Xpress, Inc.            Scudder Law Firm, P.C.
Rural Route #5                         411 South 13th Street, Suite 200
Fort Dodge, Iowa  50501                Lincoln, Nebraska  68508

If to Shareholders or Seller:          With a required copy to:
Mr. Ralph Marquardt                    Jonathan P. Brown, Esq.
P.O. Box 1040                          Davenport, Evans, Hurwitz & Smith, L.L.P.
Yankton, South Dakota  57078           513 South Main Avenue
                                       P.O. Box  1030
                                       Sioux Falls, South Dakota  57101-1030

                  or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, deposited in the mail, or telecopied.

        8.10 Cooperation. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

        8.11      Governing  Law.   This  Agreement  shall  be  governed  by and
                  interpreted and enforced in accordance with the laws of the State of South Dakota.


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        8.12      Headings,  Gender,  and Person. All section headings contained in this Agreement are for convenience and reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to
                  a  "person"   herein  shall  include  an   individual,   firm,
                  corporation, partnership, trust, governmental authority, or any other entity.

        8.13 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.14 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

        8.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        8.16 Approval of Exhibits and Schedules. The respective obligations of each party is conditioned on all parties approving the exhibits and schedules, despite such approval, if any, occurring after signature of this agreement.



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         IN  WITNESS  WHEREOF,  the  parties  hereto  have  duly  executed  this
Agreement on the date first written.

MARQUARDT TRANSPORTATION, INC.,                SMITHWAY MOTOR XPRESS, INC.,
a South Dakota corporation                     an Iowa corporation

By:-------------------------------             By:------------------------------
         Ralph Marquardt, President              William G. Smith, President


With respect to Sections 4.3, 5.1, 5.5,
6.1, and 7.1 only,


------------------------------                 With respect to Section 7.5 only,
Ralph Marquardt, Individually                  SMITHWAY MOTOR XPRESS CORP.,
                                               a Nevada corporation

------------------------------
Lucille Marquardt, Individually                By:------------------------------
                                                  William G. Smith, President


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